Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:	Susan Kahn, Media (612) 761-6735
John Hulbert, Investors (612) 761-6627
Target Communications (612) 696-3400

Target Names John Mulligan Chief Financial Officer

MINNEAPOLIS (January 24, 2012) – Target Corporation (NYSE:TGT) today announced the promotion of John Mulligan, senior vice president, Finance to executive vice president and chief financial officer, effective April 1, 2012. This announcement concludes a comprehensive search which included both internal and external candidates. Mr. Mulligan, 46, replaces Doug Scovanner, Target’s EVP and CFO for the past 18 years, who announced his retirement in November 2011, effective March 31, 2012.

Mr. Mulligan has a broad range of relevant experience and extensive knowledge of Target. During the past 16 years with the company, he has held key leadership positions in Finance, Target.com and Human Resources. In his most recent role, Mulligan was responsible for treasury, internal and external financial reporting and financial operations. As executive vice president and chief financial officer, Mulligan’s responsibilities will include treasury, internal and external financial reporting, financial planning and analysis, financial operations, tax, assurance, investor relations and flight services. Following Mr. Scovanner’s retirement and to underscore the company’s commitment to pursue a sale of its credit card receivables on appropriate terms, Terry Scully, president Target Financial and Retail Services, will report directly to Gregg Steinhafel, chairman, president and chief executive officer, Target.

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“John brings significant financial experience and strategic perspective to this new role,” said Steinhafel. “I am confident that he will sustain the financial discipline and stewardship Target has enjoyed during Doug’s tenure and believe John’s strong leadership and record of performance make him a valuable addition to our Target executive team.”

In addition to his Target responsibilities, Mr. Mulligan serves on the Finance Committee for Habitat for Humanity, the University of Wisconsin Business School Dean’s Advisory Board and is chair of the Governance Committee for Alliance to Make US Healthiest.

Target also confirmed today that Doug Scovanner, following his retirement as EVP and CFO on March 31, 2012, will remain with the company in a part-time capacity until early November 2012. In this role, Doug will continue to support Target’s Board and executive leadership in the development and execution of corporate strategy, including remaining engaged in external relationships with investors, financial institutions and ratings agencies, which will ensure a seamless transition of responsibilities to John Mulligan.

About Target

Minneapolis-based Target Corporation (NYSE:TGT) serves guests at 1,767 stores across the United States and at Target.com. The company plans to open its first stores in Canada in 2013. In addition, the company operates a credit card segment that offers branded proprietary credit card products. Since 1946, Target has given 5 percent of its income through community grants and programs; today, that giving equals more than $3 million a week. For more information about Target’s commitment to corporate responsibility, visit Target.com/hereforgood.

For more information, visit Target.com/Pressroom.

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